Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Crystal Rock Holdings, Inc. (the “Company”) and Peter K. Baker (“Executive”). Executive and the Company shall be referred to herein as the “Parties” or, each separately, a “Party.”

WHEREAS, Executive is employed by the Company pursuant to a November 1, 2016 Employment Agreement (the “Employment Agreement”);

WHEREAS, the Company has entered into that certain agreement and plan of merger, dated as of the date hereof, pursuant to which, subject to the terms and conditions thereof, CR Merger Sub, Inc. (the “Merger Sub”), an indirect subsidiary of Cott Corporation, shall merge with and into the Company, with the Company as the surviving entity (the “Transaction”); and

WHEREAS, the Company and Executive have mutually agreed that Executive’s employment shall terminate immediately prior to the closing of the Transaction (the “Closing Date”), pursuant to the terms set forth herein, and this Agreement shall satisfy any notice requirements related to such separation.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Executive and the Company AGREE as follows:

1.                  Date of Termination. Executive’s employment with the Company shall permanently and irrevocably terminate as of the Closing Date (the “Date of Termination”). Such termination shall be considered a Termination by Company Without Cause pursuant to Section 2.2.5 of the Employment Agreement. As of the Date of Termination, Executive shall be deemed to have relinquished and resigned from all titles and positions of any nature that Executive holds or has ever held with the Company, its affiliates and subsidiaries, or any other entity with respect to which the Company has requested Executive to perform services, to the extent he ever held such titles and positions.

2.                  Separation Benefits. In consideration of this Agreement, if Executive signs this Agreement within the 21-day consideration period described in Section 12 below and does not revoke this Agreement during the seven-day revocation period described in Section 12 (such consideration and revocation period, the “Agreement Execution Period”), the Company shall provide Executive with the compensation and benefits set forth in Section 2.2.5 of the Employment Agreement, pursuant to the terms provided in such Section. Notwithstanding the foregoing, in no event shall the Company commence making the payments and providing the benefits contemplated in this Section 2 prior to the conclusion of the Agreement Execution Period.

3.                  Return of Documents and Things. Executive shall promptly deliver to the Company any and all of the Company’s property in his possession, custody, or control, as provided in Section 4.3 of the Employment Agreement, including the automobile referenced in Section 3.6 of the Employment Agreement.

4.                  Representations and Warranties. The Company shall, on the first regular pay date occurring after the Date of Termination, pay Executive (a) any yet unpaid base salary from the pay period in which the Date of Termination falls, (b) reimburse Executive for any yet unreimbursed expenses (to the extent reimbursable under applicable Company policy and provided Executive has provided all required supporting paperwork), and (c) pay Executive for any accrued, unused vacation days that he has as of the Date of Termination (together, the “Accrued Payments”), in each case pursuant to its normal pay practices. Executive acknowledges, represents and warrants that, other than the Accrued Payments, he has received payment in full of all of the compensation, benefits and/or payments of any kind due him from the Company and its affiliates and subsidiaries (or any of them), including all wages, bonuses, equity, expense reimbursements, payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of the Company and its subsidiaries and affiliates. Executive understands and agrees that, except as provided herein, he is not entitled to any additional compensation or benefits from the Company or any of the other Released Entities (as defined below), including severance or separation payments, whether under the Employment Agreement or otherwise.

5.                  Release. As a condition to the Company’s obligation to pay or provide termination payments and benefits set forth in Section 2 above, Executive irrevocably and unconditionally releases, acquits and forever discharges the Company and the Merger Sub; their affiliated and related corporations and entities; each of all such entities’ predecessors and successors; and each of their respective agents, directors, officers, trustees, attorneys, present and former employees, representatives, and related entities (collectively, the “Released Entities”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, damages and expenses (including attorneys’ fees and costs actually incurred) arising out of or in connection with his employment with or termination from the Company, which Executive now has, owns or holds, or claims to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which Executive at any time hereafter may have, own or hold, or claim to have owned or held against the Released Entities, based upon, arising out of or in connection with his employment with or termination from the Company up to the date of this Agreement, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and any other federal, state, local statutory and/or common law regulating or affecting the employment relationship. Executive acknowledges and understands that the payment and benefits to be provided to Executive pursuant to Section 2 above constitute a full, fair and complete payment for the release and waiver of all of Executive’s possible claims arising out of or in connection with his employment with or termination from the Company. This Release does not preclude Executive from filing a charge of discrimination with, or participating in or cooperating with an investigation by, the United States Equal Employment Opportunity Commission or the Connecticut Human Rights Commission, but Executive will not be entitled to, and he expressly agrees to waive, any monetary or other relief on the basis of or in connection with such charge or investigation, including related court litigation. Nothing in this Release prohibits, or is intended in any manner to prohibit, Executive from engaging in any of the “Protected Activities” set forth in Section 4.2.2 of the Employment Agreement.

6.                  No Other Claims or Proceedings. Executive warrants, covenants, and represents that he has not heretofore assigned or transferred or purported to assign or transfer to any person any of the claims released in this Agreement. Executive also warrants, covenants, and represents that, as of the date of his execution of this Agreement, neither he nor anyone acting on his behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any Released Entities with any federal, state, or local court, agency or authority, or any other regulatory authority.

7.                  Non-Disparagement. Subject to Section 13 below, during the 24-month period immediately following the Date of Termination, Executive shall not, at any time in the future, disparage or otherwise make statements, electronic, oral or written, with the intent to affect adversely the reputation of the Company or any of the other Released Entities, including to actual or potential customers of the Company or its affiliates, Company vendors or other business partners, the press, or on social media. During the 24-month period immediately following the Date of Termination, the Company’s senior management team, while employed by the Company, shall not disparage or otherwise make statements, electronic, oral or written, with the intent to affect adversely Executive’s reputation, including to actual or potential customers of the Company or its affiliates, Company vendors or other business partners, the press, or on social media. Notwithstanding the foregoing, this Section shall not prohibit any person or entity from making truthful statements as required by applicable law (e.g., in response to a subpoena or where otherwise compelled to testify), nor shall it prevent the Company from communicating with its attorneys or advisors, or from making internal statements for legitimate business purposes.

8.                  Cooperation. At all times in the future, Executive will provide reasonable cooperation to the Company with regard to legal, administrative, and other matters with which he was involved while employed by the Company. The Company agrees to use reasonable efforts to schedule and limit the need for Executive’s cooperation so as to avoid interfering with his personal and other professional obligations. Executive shall be reimbursed for all reasonable expenses incurred by him in providing such cooperation.

9.                  Restrictive Covenants. Executive reaffirms, and shall remain bound by, his post-separation obligations as set forth in the Employment Agreement, including Section 4 thereof, except that Section 4.4 of the Employment Agreement is deleted in its entirety and replaced with the following:

Non-Competition. During the 12-month period immediately following the Date of Termination, Executive shall not, without the prior written permission of the Company, (i) within Connecticut, Massachusetts, New Hampshire, New York, Rhode Island, or Vermont; any other area of the United States in which the Company operates; or the remainder of the United States, its territories and possessions, directly or indirectly, engage in any activity or business that is the same or substantially similar to the work performed by Executive for the Company and/or of the same substantive competency or nature as the work performed by Executive for the Company, whether or not such engagement is as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or for his own account or in association with any other person, corporation or other entity, for any Competitive Business (as defined below); provided, however, that Executive shall be deemed to be acting “within” the above territories, even if physically outside of the territories, if Executive’s activities assist the Competitive Business within the territories; (ii) directly or indirectly, hire or attempt to hire any person who is employed or retained by the Company or its affiliates (or was so employed within the immediately prior three months), or solicit, entice or encourage any such person to terminate his or her relationship with the Company; or (iii) solicit for a competitive purpose, interfere with the Company’s relationship with, or endeavor to entice away from the Company or its affiliates any of their customers or sources of supply. However, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange and if such investment does not result in his beneficially owning, at any time, more than 1.0% of the publicly-traded equity securities of such competitor. “Competitive Business” shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes still or sparkling spring or purified bottled water products or non-alcoholic beverages, or office refreshment products, including coffee, in the home and office market, or (b) competes or is planning to compete with any other business in which the Company or its subsidiaries is involved at any time during the 12-month period immediately prior to the Date of Termination. For the avoidance of doubt, the Litchfield Distillery (formal name, Hardscrabble LLC) shall not be considered a “Competitive Business” so long as it does not sell bottled water products or other non-alcoholic office refreshment products to the home or office markets.

10.              Disputes and Controversies. The Parties agree that in case of any dispute, controversy or claim arising out of or relating to this Agreement, other than pursuant to Section 4 of the Employment Agreement (as amended above) or in any matter where injunctive relief is sought, the dispute, controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be Hartford, Connecticut. Any arbitration award shall be based upon and accompanied by a written opinion containing findings of fact and conclusions of law. The determination of the arbitrator(s) shall be conclusive and binding on the Parties, and any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

11.              Knowing and Voluntary Waiver. Executive acknowledges that he has carefully reviewed this Agreement and that he enters into it knowingly and voluntarily. Executive understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Executive is already entitled and that, by this Section, the Company has advised Executive to consult with an attorney of his choosing prior to executing this Agreement. Executive acknowledges that neither the Company, its affiliates and subsidiaries, nor any of their employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

12.              Consideration Period; Right to Revoke Agreement; Effective Date. Executive acknowledges that he has been given a period of at least 21 days within which to consider the Agreement, and the Parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of this period. Executive may revoke or cancel this Agreement within seven days after his execution of it by notifying the Company of his desire to do so in writing delivered to Vice President, Human Resources at 1050 Buckingham Street, Watertown, CT  06795 within the seven-day period. Executive understands and agrees that this Agreement shall be void and of no effect if he revokes this Agreement. This Agreement shall be effective on the eighth day after Executive’s execution of the Agreement, assuming that he has not first revoked the Agreement.

13.              Non-Interference. For clarity, the Company confirms that nothing in this Agreement is intended to prevent, impede or interfere with Executive’s right, without notice to the Company, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency.  However, Executive understands that by signing this Agreement and not revoking it, he has waived his right to recover any money from the Company or any other Released Entities, other than as provided herein.

14.              Interpretation and Governing Law. This Agreement will be governed by and construed according to the laws of the State of Connecticut. The terms of this Agreement shall be interpreted neither for nor against either Party and without regard to which Party was the primary drafter.

15.              Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

16.              No Duty to Mitigate. Executive shall not be required to mitigate the amount of any compensation payable to him pursuant to Section 2 hereof, whether by seeking other employment or otherwise, nor shall any compensation earned by Executive during the continuance of any payments under Section 2 hereof reduce the amount of compensation payable under Section 2 hereof.

17.              Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements or understandings related to Executive’s separation or separation benefits, except the Employment Agreement to the extent incorporated herein. For clarity, Executive shall remain bound by the Code of Ethics and Supplemental Policy (each as defined in the Employment Agreement) through the Date of Termination. Amendments to this Agreement shall not be effective unless they are in writing signed by Executive and the Chief Executive Officer of the Company. No waiver by any Party at any time of any breach by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

By signing this Agreement, PETER K. BAKER acknowledges that he DOES SO Voluntarily after carefully reading and fully understanding EACH provision and all of the effects of this agreement, which includes a release of known and unknown claims and Restricts future legal action against crystal rock holdings, Inc. AND Other released parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.
PETER K. BAKER /s/ Peter K. Baker / 2/12/18 Peter K. Baker / Date	CRYSTAL rOCK HOLDINGS, INC. By: /s/ Peter K. Baker / 2/12/18 Peter K. Baker / Date Chief Executive Officer

Signature Page to Separation and General Release Agreement – Peter Baker